CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 20 to Registration Statement No. 33-70958 of Constellation HLAM Large Cap Quality Growth Fund (formerly, Hilliard Lyons Growth Fund) on Form N-1A of our report dated February 11, 2004 appearing in the Annual Report to Shareholders of Hilliard Lyons Growth Fund for the year ended December 31, 2003, and to the reference to us under the heading “Financial Highlights” in the Prospectus, which is a part of such Registration Statement.

/s/ Deliotte & Touche LLP

Deloitte & Touche LLP
Philadelphia, Pennsylvania
July 20, 2004